Exhibit 99.1

CASTLE ROCK, Colorado – November 30, 2020 – Where Food Comes From, Inc. (WFCF) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced that on November 30, 2020, it formally submitted its application for listing on the Nasdaq Capital Market.

The Nasdaq submission coincides with the Board of Directors’ adoption of a 1-for-4 reverse stock split effective November 30, 2020. FINRA is currently reviewing the reverse split documentation submitted by WFCF and the Company intends to issue a news release once that review is completed and a final date for the reverse split is established.

“The planned reverse split and subsequent uplisting of our common stock to the Nasdaq Capital Market are important milestones for the Company that underscore our industry leadership, consistent growth, and strong cash flow generation,” said John Saunders, chairman and CEO of WFCF. “We look forward to updating investors on the timing of both events as soon as effective dates are approved.”

At the Annual Meeting of Stockholders on May 13, 2019, WFCF stockholders approved a reverse stock split of not more than 1-for-4 as determined by the WFCF Board. The primary purpose of the reverse split is to raise the Company’s share price to a level that meets the initial listing standards of the Nasdaq Capital Market.

The reverse split would result in each stockholder owning one share of stock for every four shares of stock previously owned. Following the reverse split, and except for adjustments that may result from the treatment of fractional shares that will be rounded up: 1) each stockholder will hold the same percentage of outstanding common stock as such stockholder held immediately prior to the reverse split; and 2) WFCF will have approximately 6,159,935 common shares outstanding compared to approximately 24,639,737 common shares outstanding immediately prior to the reverse split.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about plans and timetables for effecting a reverse split and uplisting to Nasdaq; the potential to attract raise WFCF’s profile and new investors; industry leadership; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-880-9000